Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-189730) of our report dated June 28, 2022, with respect to the financial statements and supplemental schedules of VBA Defined Contribution Plan for Primis Bank included in this Annual Report on Form 11-K for the year ended December 31, 2021.

/s/ FORVIS LLP

Asheville, North Carolina

June 28, 2022